     NEWS RELEASE

MOD-PAC CORP. • 1801 Elmwood Avenue • Buffalo, NY • 14207

                                                                                                                For more information contact:
                                                                                                                Kei Advisors LLC
                                                                                                                Deborah K. Pawlowski
                                                                                                                716.843.3908
                                                                                                                Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Reports Earnings per Share Increase 50%
on 42% Higher Revenue in Second Quarter 2005

BUFFALO, NY, Tuesday, August 9, 2005 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $16.3 million for the second quarter of 2005, which ended July 2, 2005, up 42.4% from sales of $11.4 million in the second quarter of 2004. Included in revenue was the amortization of $1.8 million in revenue related to a $22 million advanced payment received last year from VistaPrint, the Company's largest customer. Net income for the quarter was $687 thousand, a 45.9% increase over net income of $471 thousand in the second quarter of 2004. Quarterly diluted earnings per share were $.18 compared with $.12 from a year ago. Net income was negatively impacted by an income tax charge of approximately $600 thousand which was related to a change in New York State (NYS) tax law. As a result of the NYS tax law change, MOD-PAC anticipates it is unlikely the company will be able to utilize certain tax credit carry-forwards it had been carrying as deferred tax assets as it anticipates a reduction in its state tax liabilities for future years.

Daniel G. Keane, President and CEO of MOD-PAC CORP. stated, "We continue to see strong demand for our printing services in the custom folding carton and commercial print markets. Our on demand print capability provides our customers the flexibility they need for inventory management and to address the on demand needs of their customers. We launched our on-line print service shopping capability under the brand of PrintLizard.com® in mid-June and have been pleased with the initial response by the market. In July, often a month with low demand for print products, we had bookings of over $13 thousand. As we have stated before, we believe once this channel to market gains traction, we anticipate it will have growth similar to what we have seen in our commercial products line since 2000."

Driving the year-over-year growth in revenue was higher sales from both the commercial printing and custom folding carton product lines. Sales of the commercial print product line were $5.6 million, an increase of $1.7 million, or 44.2%, over the same period the previous year. Included in second quarter sales was a royalty fee of approximately $500 thousand. MO D-PAC's customer, VistaPrint, is required to pay a royalty fee through August 2005 for any product it ships to North America from its Windsor, Ontario, Canada plant.

Mr. Keane noted, "We recognize that VistaPrint, as it has stated in its filings with the SEC, will be increasing the amount of print product it ships directly. We anticipate this decline in orders from VistaPrint will accelerate in the third and fourth quarters. We expect that VistaPrint revenue is likely to fall off at a greater rate than revenue growth resulting from of our new marketing activities. This could result in a reduction in year-over-year comparatives lasting from 6 months to a year. However, we

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MOD- PAC CORP. Reports Earnings per Share increase 50% on 42% Higher Revenue in Second Quarter 2005
August 9, 2005

believe that the momentum we are just beginning to gain in our commercial print services, combined with the continued addition of new customers for our custom folding carton line, can lessen the impact of the anticipated revenue decline and continue to drive our overall long-term growth."

The custom folding carton product line had sales of $6.2 million for the second quarter. Sales grew $1.2 million, or 23.9%, from $5.0 million in the second quarter of 2004. Approximately 40% of the increase came from new customers such as CooperVision, division of The Cooper Companies, Inc. (NYSE: COO), Tom's of Maine, a natural products manufacturer, and Steuben Foods.

Gross margin improved to 28.5% of sales in this quarter from 24.1% during the same period last year. Excluding the VistaPrint fee, gross margin on a quarter-over-quarter basis decreased as a percentage of sales primarily as a result of a change in product mix, higher depreciation and increased labor to support the fulfillment of the commercial product line. On a sequential basis, gross margin for the second quarter was down from 30.3% in the first quarter of 2005 due to the seasonal decline in stock box sales, which have higher contributions to gross margin.

On an absolute basis, SG&A expenses increased over $900 thousand to $2.8 million from $1.9 million in the second quarter last year. This was primarily a result of a $500 thousand increase in selling and advertising for the promotion of the company's new distribution channel, www.PrintLizard.com , which was officially launched on June 14, 2005, and severance expense of $200 thousand. As a percent of sales, SG&A was 17.5% and 16.9% for the second quarters of 2005 and 2004, respectively.

Sequentially from the first quarter of this year, SG&A increased $280 thousand most of which is attributed to a severance payment, with the remainder associated with selling and advertising costs.

Income from operations more than doubled to $1.8 million from $820 thousand in the second quarter of 2004. Income from operations for the second quarter of 2005 decreased from $2.4 million in the first quarter of 2005 primarily as a result of product mix, selling and advertising expenses and severance costs.

Mr. Keane continued, "We have been investing heavily in technology, advertising and people to launch PrintLizard.com®. We see many opportunities to continue to aggregate the $25 billion market currently served by the multitude of small print shops across the country. We believe the economies of scale we gain through our super print facility, our application of advanced technologies, the breadth of finishing services we offer and the speed with which we can deliver enable us to capture a solid share of this market."

Capital expenditures in the quarter of $1.9 million were for facilities and infrastructure improvements and were down $600 thousand from the same period last year. Year-to-date capital expenditures are $3.0 million. MOD-PAC expects capital spending of approximately $5.0 million for the full year. Depreciation and amortization for the second quarter was $1.6 million compared with $1.2 million in the same period the previous year.

Six Month Review
For the six month period ended July 2, 2005, MOD-PAC had net sales of $32.5 million, up 41% over the first six months of the prior year. Included in 2005 revenue in the six month period was $3.7 million for the amortization of the VistaPrint revenue which will continue to be amortized through August of 2007. Commercial printing products had sales in the first half of 2005 of $11.1 million, up 40% from $7.9 million in the same period of 2004. Sales of the custom folding carton line increased 30% to $11.6 million for the first half of 2005, while the stock box and personalized print lines remained relatively flat.

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MOD- PAC CORP. Reports Earnings per Share increase 50% on 42% Higher Revenue in Second Quarter 2005
August 9, 2005

Gross margin for the first six months, which benefited from the amortization of the VistaPrint fee, was 29.4% compared with gross margin of 25% for the same period last year. Selling, general and administrative costs remained at 16.7% of sales for the six-month period in both years. Net income doubled for the first six months of the year to $2.2 million compared with the previous year's net income of $1.1 million for the same period. Diluted earnings per share increased to $0.57 for the first six months of this year from $0.29 in the first half of 2004.

Webcast and Conference Call
The release of the financial results will be followed today by a company-hosted teleconference at 2:30 p.m. ET. During the teleconference, Daniel G. Keane, President and CEO, will review the financial and operating results for the period and discuss MOD-PAC's corporate strategy and outlook. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

•	The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (303) 262-2142 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.
•	A replay can also be heard by calling (303) 590-3000, and entering passcode 11034126#. The telephonic replay will be available through Tuesday, August 16, 2005 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a rapidly growing, high value-added print services firm operating a unique low-cost business model. MOD-PAC's strategy is to capture the market currently served by thousands of printers with under $5 million in annual print volume. By leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility, it can capture a large part of a $25 billion small print shop market.

Consistently outpacing the printing industry in growth and profits, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share. PrintLizard® is a division of MOD-PAC which serves specific markets with demanding print requirements through its website: www.printlizard.com.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of the PrintLizard® division and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

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MOD- PAC CORP. Reports Earnings per Share increase 50% on 42% Higher Revenue in Second Quarter 2005
August 9, 2005

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
Three months ended				Six months ended
7/2/2005		7/3/2004	% change	7/2/2005	7/3/2004	% change
Sales	$16,286	$11,434	42.4%	$32,501	$22,998	41.3%
Cost of products sold	11,651	8,678	34.3%	22,953	17,238	33.2%
Gross profit	4,635	2,756	68.2%	9,548	5,760	65.8%
Gross profit margin	28.5%	24.1%	18.1%	29.4%	25.0%	17.3%
Selling, general and administrative expense	2,842	1,936	46.8%	5,404	3,826	41.2%
Income from operations	1,793	820	118.7%	4,144	1,934	114.3%
Operating profit margin	11.0%	7.2%	53.5%	12.8%	8.4%	51.6%
Interest (income) expense, net	(16)	93	-117.2%	(34)	194	-117.5%
Income taxes	1,122	256	338.3%	1,999	615	225.0%
Net Income	$687	$471	45.9%	$2,179	$1,125	93.7%

Basic earnings per share:	$0.19	$0.13		$0.60	$0.30
Diluted earnings per share:	$0.18	$0.12		$0.57	$0.29

Weighted average diluted shares outstanding	3,788	3,811		3,794	3,851
		MOD-PAC CORP.
		PRODUCT LINE REVENUE DATA
		($, in thousands)
	Three Months Ended			Six Months Ended			2005 YTD
	7/2/2005	7/3/2004	% change	7/2/2005	7/3/2004	% change	% of Total

Custom Folding Cartons	$6,238	$5,034	23.9%	$11,588	$8,907	30.1%	35.9%
Commercial Printing	5,626	3,902	44.2%	11,149	7,948	40.3%	34.5%
Amortization of deferred fees	1,833	-	NA	3,666	-	NA	11.4%
Stock Box	1,541	1,470	4.8%	4,164	4,172	-0.2%	12.9%
Personalized printing	931	906	2.8%	1,715	1,730	-0.9%	5.3%

Total	$16,169	$11,312	42.9%	$32,282	$22,757	41.9%	100.0%

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MOD- PAC CORP. Reports Earnings per Share increase 50% on 42% Higher Revenue in Second Quarter 2005
August 9, 2005

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	7/2/2005	12/31/2004
	(unaudited)
ASSETS:
Cash and cash equivalents	$1,481	$2,584
Temporary investments	5,500	12,183
Trade accounts receivable:
VistaPrint Ltd.	2,368	1,870
All other customers	4,356	3,169
Allowance for doubtful accounts	(83)	(44)
Net trade accounts receivable	6,641	4,995
Inventories:
Finished goods	1,511	1,779
Work in progress	194	90
Raw materials	1,109	1,168
	2,814	3,037
Prepaid income taxes	165	-
Prepaid expenses	616	281
Total current assets	17,217	23,080

Property, plant and equipment, at cost	63,303	60,339
Less accumulated depreciation and amortization	(32,718)	(29,765)
Net property, plant and equipment	30,585	30,574
Deferred income taxes	2,056	3,323
Other assets	970	983
Total Assets	$50,828	$57,960

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$85	$85
Accounts payable	4,151	2,533
Due to Astronics	10	38
Accrued expenses	1,475	2,075
Income taxes payable within one year	-	6,961
Total current liabilities	5,721	11,692

Long-term debt	2,014	2,057
Deferred compensation	410	384
Deferred income (advanced payment from VistaPrint)	15,889	19,555
Shareholders' equity	26,794	24,272
Total liabilities and shareholders' equity	$50,828	$57,960

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MOD- PAC CORP. Reports Earnings per Share increase 50% on 42% Higher Revenue in Second Quarter 2005
August 9, 2005

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Six months ended
	7/2/2005	7/3/2004
Cash Flows from Operating Activities:
Net Income	$2,179	$1,125
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,976	2,387
Deferred compensation	26	617
Deferred income taxes	1,266	(440)
Deferred income - advanced payment from VistaPrint	(3,667)	-
Cash flows from changes in operating assets and
liabilities, excluding effects of acquisitions:
Accounts receivables	(1,645)	(209)
Inventories	224	(1,102)
Prepaid expenses	(335)	(192)
Accounts payable	1,590	1,445
Accrued expenses	(600)	443
Income taxes payable	(7,126)	-
Net cash (used in) provided by operating activities	$(5,112)	$4,074

Cash Flows from Investing Activities
Sale of temporary assets	$6,683	$-
Change in other assets	(12)	464
Capital expenditures	(2,964)	(4,044)
Net cash provided by (used in) investing activities	$3,707	$(3,580)

Cash Flows from Financing Activities
New long term debt	$-	$200
Principal payments on long-term debt and capital lease	(42)	(531)
Proceeds from issuance of stock	376	66
Purchase of treasury stock	(32)	(79)
Net cash provided by (used by) financing activities	$302	$(344)

Net (decrease) increase in cash and cash equivalents	(1,103)	150

Cash, January 1	2,584	660
Cash, July 2	$1,481	$810

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